Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1) and related Prospectus of Can-Fite Biopharma Ltd. for the registration of up to 96,736,980 of its ordinary shares and to the incorporation by reference therein of our report dated June 1, 2020, with respect to the consolidated financial statement of Can-Fite Biopharma Ltd. included in its Report (Form 6-K) filed with the Securities and Exchange Commission on June 1, 2020.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	Kost Forer Gabbay & Kasierer
July 10, 2020	A Member of Ernst & Young Global